EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of AMDL, Inc. (the “Company”) on Pre-Effective Amendment No. 1 to Form S-3 of our report dated March 7, 2005, on our audit of the financial statements of the Company as of December 31, 2004, and for each of the years in the two-year period then ended, which report is included in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2004. We also consent to the use of our name as it appears under the caption “Experts.”

/s/ CORBIN & COMPANY, LLP
Irvine, California
November 10, 2005